Exhibit 5.1

Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

February 8, 2021

Board of Directors

Castle Advisors, Inc.

111 West Sunrise Highway

Freeport, NY 11520

Gentlemen:

I have acted, at your request, as special counsel to Castle Advisors, Inc., a New York corporation, (“Castle Advisors”) for the purpose of rendering an opinion as to the legality of 37,629,510 shares of Castle Advisors’ common stock, par value $0.0001 per share, (“Shares”) to be offered and distributed by stockholders of Castle Advisors pursuant to a registration statement filed under the Securities Act of 1933, as amended, by Castle Advisors with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-1, Commission File No. 333-250861 for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of New York, to the extent I deem relevant to the matter opined upon herein, purported true copies of the Articles of Incorporation of Castle Advisors and one amendment thereto, the Bylaws of Castle Advisors provided by Castle Advisors’ management, selected proceedings of the board of directors of Castle Advisors authorizing the issuance of the Shares to its then parent corporation, Castle Holding Corp., a draft of proposed Amendment No. 1 to the Registration Statement, certificates of officers of Castle Advisors and of public officials, and such other documents of Castle Advisors and of public officials being all matters of law and fact I have deemed necessary and relevant to the matter opined upon herein. Castle Advisors has appointed Standard Registrar and Transfer Company as its transfer agent at the date of this opinion. I have confirmed to my satisfaction that persons signing documents on behalf of Castle Advisors and I have assumed, with respect to other persons, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized, legally issued, fully paid and non assessable.

I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of New York corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than New York, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Experts” in the prospectus contained in the registration statement. I do not own, and have no agreement to acquire, shares of Castle Advisors.

Very truly yours,

/s/ Jackson L. Morris
Jackson L. Morris

Office Address - 3116 West North A Street ♦ Tampa, Florida

Mailing Address – 126 21sto Avenue SE, St. Petersburg, Florida 33705

Telephone - 813•892•5969 ♦ Fax - 800•310•1695

email: jmorris8@tampabay.rr.com and jackson.morris@rule144solution.com

www.Rule144Solution.com